EXHIBIT A-3

Directors and Officers of U.S. Exploration Holdings, Inc.

Present Principal Occupation or
Name and Citizenship	Employment	Business Address

Steven D. Durrett United States	President and Sole Director of U.S. Exploration Holdings, Inc.	100 N. 27th Street, Suite 450 Billings, MT 59101